Exhibit 99.1

Resonant Appoints Jeff Killian as Chief Financial Officer

Seasoned Financial Executive with Relevant Industry Knowledge to Join Resonant Executive Team

GOLETA, Calif. — October 12, 2016 - Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced that its board has appointed Jeff Killian as Chief Financial Officer, effective October 24, 2016. Mr. Kilian will succeed Interim CFO Ross Goolsby.

Mr. Killian comes to Resonant with almost 30 years of relevant financial, filter and semiconductor industry experience. Since 2010, Mr. Killian was Chief Financial Officer at Cascade Microtech, Inc. (NASDAQ: CSCD), a worldwide leader in the design, development and manufacture of advanced wafer probing solutions for the electrical measurement and test of semiconductor integrated circuits and chips, until its successful sale to FormFactor (NASDAQ: FORM) in 2016. During his eight year tenure, Mr. Killian helped lead the company from a market cap of $25 million to $258 million, and drove revenue growth from $77 million to $144 million. Prior to that, Mr. Killian held several positions of increasing responsibility at TriQuint Semiconductor, Inc. (NASDAQ: TQNT) over an 11 year span, as well as US Bank for 20 years. He holds a Bachelor of Science, Business Administration and Finance from Oregon State University and an MBA from the University of Oregon.

“We welcome Jeff to the position and are very pleased to have someone of his caliber and financial skill set serve as our CFO,” said Terry Lingren, CEO and Co-Founder of Resonant, Inc. “Jeff brings a dedicated work ethic as well as proven and concentrated experience in the semiconductor industry, which makes him the perfect fit for Resonant. His wealth of experience will be instrumental as we remain focused on the further buildout of our Infinite Synthesized Network (ISN®) platform, expanding our Intellectual Property portfolio and securing licensing agreements with current and existing customers.”

Lingren, added: “We would also like to thank Ross Goolsby for his service as our Interim CFO. During this transition, he played an integral role in supporting us through our most recent raise and organizational evolution.”

In connection with Mr. Killian’s appointment as Chief Financial Officer, the Company will issue to Mr. Killian an inducement award of restricted stock units for 200,000 shares of common stock. The inducement award will vest in equal quarterly installments over four years, with the first installment vesting on January 2, 2017.

About Resonant® Inc.

Resonant is creating innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

About Resonant’s ISN® Technology

Resonant can create designs for hard bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company’s large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones. These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is eased because its models speak the “fab language” of basic material properties and dimensions.

Safe Harbor/ Forward-Looking Statements

This press release contains forward-looking statements concerning Mr. Killian’s expected contributions to Resonant.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Contact

MZ North America

Greg Falesnik, 1-949-385-6449

Greg.Falesnik@mzgroup.us